Exhibit 99.2

United Bancshares, Inc.

Quarterly Report

September 30, 2012

Dear Shareholders, Customers, and Employees,

After a lengthy review of the current economic conditions, the company’s earnings levels, and capital sources available for growth, I am pleased to report that the Board of Directors declared a $0.05 per share dividend, payable on November 8, 2012 to shareholders of record as of October 31, 2012.   We understand how important dividends and increased stock value are for many of our shareholders; both of these investment objectives have been and will continue to remain an important part of the Company’s consideration as the board determines capital allocation.

I am pleased to report that even in these less than desirable economic times, the company has remained profitable and grown shareholders’ equity. The company reported net income of $3.3 million ($0.96 per share) for the nine-month period ended September 30, 2012 and $63.7 million ($18.49 per share) of shareholders’ equity as of September 30, 2012, compared to $2.0 million ($0.58 per share) of net income for the same period of 2011 and $58.5 million ($16.99 per share) of shareholders’ equity as of September 30, 2011.

During the third quarter, the company observed progress in several areas, including stabilization of our net interest margin and provision for loan losses.  However, the company continues to face several challenges, including:  pressure on our margins as a result of the low interest rate environment, regulatory and compliance changes resulting from the Dodd-Frank Act, and slow economic growth throughout our markets.

Regardless of the challenges that the company is facing, we continue to believe that the drivers of our success are, and will continue to be, our strong corporate values and respect for you, our shareholders, customers and employees.  We appreciate the trust that you have placed in the company, and we will continue to strive each day to retain that trust.

Respectfully,

Brian D. Young

President & CEO

United Bancshares, Inc.

and Subsidiary

Financial Information (unaudited)	Nine months ended September 30, 2012	Nine months ended September 30, 2011
(dollars in thousands, except share data)
CONDENSED STATEMENT OF INCOME
Interest income	$ 17,123	$ 20,288
Interest expense	3,783	5,672
Net interest income	13,340	14,616
Provision for loan losses	200	3,975
Net interest income after provision for loan losses	13,140	10,641
Non-interest income	3,112	3,008
Non-interest expenses	12,197	11,593
Income before income taxes	4,055	2,056
Provision for income taxes	746	55
Net income	$ 3,309	$ 2,001

Average common shares outstanding	3,446,075	3,445,399

PER COMMON SHARE
Net income	$ 0.96	$ 0.58
Book value	$18.49	$16.99
Closing price	$ 9.06	$ 8.61

FINANCIAL RATIOS
Return on average assets	0.77%	0.45%
Return on average equity	7.18%	4.69%
Net interest margin	3.51%	3.69%
Efficiency ratio	71.14%	63.08%
Loans to deposits	71.20%	72.63%
Allowance for loan losses to loans	2.24%	2.42%

PERIOD END BALANCES
	As of September 30, 2012	As of December 31, 2011
Assets	$555,248	$587,045
Loans	$321,528	$337,947
Deposits	$456,027	$480,486
Shareholders' equity	$ 63,709	$ 59,748

Common shares outstanding	3,446,305	3,445,679

UNITED BANCSHARES, INC.

DIRECTORS

Robert L. Benroth

David P. Roach

Robert L. Dillhoff - Vice-Chairman

Daniel W. Schutt

James N. Reynolds - Chairman

R. Steven Unverferth

H. Edward Rigel

Brian D. Young

OFFICERS

Brian D. Young - President/CEO

Heather M. Oatman - Secretary

Diana L. Engelhardt - Chief Financial Officer

THE UNION BANK COMPANY

DIRECTORS

Robert L. Benroth

H. Edward Rigel

Robert L. Dillhoff

David P. Roach

Herbert H. Huffman

Robert M. Schulte, Sr.

Kevin L. Lammon

Daniel W. Schutt

William R. Perry

R. Steven Unverferth

James N. Reynolds

Brian D. Young - Chairman/President/CEO

INVESTOR MATERIALS:

United Bancshares, Inc. has traded its common stock on the NASDAQ Markets Exchange under the symbol “UBOH” since March 2001.  Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about United Bancshares, Inc. are available in the Shareholder Information section of our website www.theubank.com or by calling 1-800-837-8111.

Locations

1300 N. Main St.

Bowling Green, OH 43402

419-353-6088

100 S. High St.

Columbus Grove, OH 45830

419-659-2141

101 Progressive Dr.

Columbus Grove, OH 45830

419-659-4250

114 E. 3rd St.

Delphos, OH 45833

419-692-2010

1500 Bright Rd.

Findlay, OH 45840

419-424-1400

230 W. Madison St.

Gibsonburg, OH 43431

419-637-2124

110 E. North St.

Kalida, OH 45853

419-532-3366

318 S. Belmore St.

Leipsic, OH 45856

419-943-2171

1410 Bellefontaine Ave.

Lima, OH 45804

419-229-6500

3211 Elida Rd.

Lima, OH 45805

419-331-3211

701 Shawnee Rd.

Lima, OH 45805

419-228-2114

245 W. Main St.

Ottawa, OH 45875

419-523-2265

132 E. Front St.

Pemberville, OH 43450

419-287-3211